Filed Pursuant to Rule 433

Registration No. 333-197375

May 5, 2016

BB&T Corporation

Pricing Term Sheet

Medium-Term Notes, Series E (Senior)

$1,250,000,000

2.050% Senior Notes due 2021

Issuer	BB&T Corporation

Security	2.050% Senior Notes due May 10, 2021

Ratings	A2 (Moody’s) / A- (S&P) / A+ (Fitch) / AH (DBRS)

Currency	USD

Size	$1,250,000,000

Security Type	SEC Registered Medium-Term Notes, Series E (Senior)

Maturity	May 10, 2021

Coupon	2.050%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Redemption Date	April 9, 2021

Redemption Terms

Redeemable in whole or in part on or after the

Redemption Date at 100% of the principal amount of the

notes (par), plus accrued and unpaid interest thereon to

the date of redemption. BB&T Corporation shall provide 10 to 60 calendar days’ notice of redemption to the registered holder of the Senior Notes.

Benchmark Treasury	1.375% US Treasury due April 30, 2021

Spread to Benchmark Treasury	+87.5 bps

Benchmark Treasury Spot and Yield	100-27+; 1.197%

Price to Public	99.896% of face amount

Proceeds (Before Expenses) to Issuer	$1,246,825,000 (99.746%)

Interest Payment Dates	May 10 and November 10 of each year, commencing November 10, 2016

Trade Date	May 5, 2016

Settlement Date	May 10, 2016 (T+3)

Denominations	$2,000 x $1,000

CUSIP / ISIN	05531FAV5 / US05531FAV58

Joint Bookrunners	BB&T Capital Markets, a division of BB&T Securities, LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC

Co-Managers	Drexel Hamilton, LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating may be subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BB&T Capital Markets, a division of BB&T Securities, LLC toll-free at (804) 787-8221, Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Goldman, Sachs & Co. toll-free at (866) 471-2526 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.